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                                                  File No. 70-8707


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                              Amendment No. 1 To

                       FORM U-1 APPLICATION-DECLARATION

                                   UNDER THE

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ________________________


                      CENTRAL  AND SOUTH WEST CORPORATION
                         1616 Woodall Rodgers Freeway
                              Dallas, Texas 75202

       (Name of company or companies filing this statement and addresses of principal executive offices)

                           ________________________


                      CENTRAL AND SOUTH WEST CORPORATION

                (Name of top registered holding company parent)

                           _________________________



                             Stephen J. McDonnell
                                   Treasurer
                      Central and South West Corporation
                         1616 Woodall Rodgers Freeway
                                P.O. Box 660164
                              Dallas, Texas 75266

                             Joris M. Hogan , Esq.
                        Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York 10005

                  (Names and addresses of agents for service)








      Central and South West Corporation ("CSW") , a Delaware corporation, and a registered holding company under the Public
Utility Holding Company Act of 1935, as amended (the "Act"),

hereby files this Amendment No. 1 to the Application-Declaration on

Form U-1, File No. 70-8707 (the "Application"), in order to amend

Items 1 and 6 as set forth below.  In all other respects, the

Application as previously filed will remain the same.



Item 1.     Description of Proposed Transaction.

      The second paragraph under the heading "Background" is hereby amended to add to the end thereof the following sentence:

"The price of shares of CSW common stock purchased directly

from CSW will be determined based upon the closing market

price of CSW common stock as of the close of business on

the day of such purchase, as reported in the listing of New York

Stock Exchange - Composite Transactions."



Item 6.     Exhibits and Financial Statements.

      Item 6 is hereby amended to reflect the filing herewith of

Exhibits 4 and 8, so that Item 6, as so amended, shall read in its entirety as follows:


Item 6.     Exhibits and Financial Statements.

         Exhibit 1 - Second Restated Certificate of Incorporation
                       of CSW dated April 23, 1990 (incorporated by reference to Exhibit 3.1 to CSW's June 30,
                       1995 Form 10-Q, File No.l 1-1443).

         Exhibit 2 - Certificate of Amendment to Second Restated
                       Certificate of Incorporation of CSW dated
                       May 20, 1991 (incorporated by reference to
                       Exhibit 3.2 to CSW's June 30, 1995 Form 10-Q, File No. 1-1443).

         Exhibit 3 - By-Laws of CSW, as amended (incorporated by
                       reference to Exhibit 3(b) to CSW's 1990 Form
                       10-K, File No. 1-1443).

         Exhibit 4 - Central and South West Corporation Thrift
                       Plus (as amended and restated effective
                       January 1, 1989) and all subsequent
                       amendments thereto through the date hereof.

         Exhibit 5 - Registration Statement of Form S-8 covering
                       shares of CSW common stock, $3.50 par value, to be issued to the trustee under the Thrift Plan.

         Exhibit 6 - Preliminary opinion of Milbank, Tweed,
                       Hadley & McCloy, counsel to CSW (previously filed).

         Exhibit 7 - Final or "past tense" opinion of Milbank,
                       Tweed, Hadley & McCloy, counsel to CSW (to be filed by amendment).

         Exhibit 8 - Financial Statements actual and pro forma as
                       of September 30, 1995.

         Exhibit 9 - Proposed Notice of Proceeding (previously
                       filed).




                               S I G N A T U R E
                               - - - - - - - - -


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
         Dated:  November 17, 1995



                               CENTRAL AND SOUTH WEST CORPORATION



                               By:/s/STEPHEN J. MCDONNELL
                                  Stephen J. McDonnell
                                  Treasurer







                                 EXHIBIT INDEX


Exhibit                                                           Transmission
Number                              Exhibit                          Method
-------                             -------                       ------------

Exhibit 1 -         Second Restated Certificate of
                    Incorporation of CSW dated April 23,
                    1990 (incorporated by reference to
                    Exhibit 3.1 to CSW's June 30, 1995
                    Form 10-Q, File No. 1-1443).                      ---

Exhibit 2 -         Certificate of Amendment to Second
                    Restated Certificate of Incorporation
                    of CSW dated May 20, 1991 (incorporated
                    by reference to Exhibit 3.2 to CSW's
                    June 30, 1995 Form 10-Q, File No. 1-
                    1443).                                            ---

Exhibit 3 -         By-Laws of CSW, as amended
                    (incorporated by reference to
                    Exhibit 3(b) to CSW's
                    1990 Form 10-K, File No. 1-1443).                 ---

Exhibit 4 -         Central and South West Corporation
                    Thrift Plus (as amended and restated
                    effective January 1, 1989) and all
                    subsequent amendments thereto
                    through the date hereof.                      Electronic

Exhibit 5 -         Registration Statement on Form S-8
                    covering share of CSW common stock,
                    $3.50 par value, to be issued to the
                    trustee under the Thrift Plan.                Electronic


Exhibit 6 -         Preliminary opinion of Milbank, Tweed
                    Hadley & McCloy, counsel to CSW
                    (previously filed).                               ---


Exhibit 7 -         Final or "past tense" opinion
                    of Milbank, Tweed, Hadley & McCloy,
                    counsel to CSW (to be filed by
                    amendment).                                       ---

Exhibit 8 -         Financial Statements actual and
                    pro forma as of September 30, 1995.           Electronic

Exhibit 9 -         Proposed Notice of Proceeding
                    (previously filed).                               ---
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